EXHIBIT 10.9

PCTEL, INC.

SALES COMPENSATION PLAN

Prepared specifically for:

Daniel Laredo

Plan Year 2023

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I.
Introduction

This PCTEL Sales Compensation Plan (the “Plan”) has been designed by the Company (as hereinafter defined) to:

▪
Align sales compensation with corporate profitability;
▪
Motivate, incentivize and reward sales behavior in order to achieve PCTEL’s sales and financial objectives; and
▪
Provide a compensation plan that is equitable and consistent across regions and product lines.

This Plan supersedes all prior sales compensation plans and any discussions and verbal or written agreements (including emails) between Participant and a representative of the Company regarding sales compensation for the Plan Year.

II.
Definitions

Adjusted EBITDA – Adjusted EBITDA is GAAP operating profit excluding stock compensation expenses, amortization of intangible assets, depreciation, restructuring charges, impairment charges, gain/loss on sale of product lines, and expenses included in GAAP operating profit to the extent their recovery is recorded below operating profit. Any decisions made by the Company’s Compensation Committee in regard to the calculation of Adjusted EBITDA will be applied to calculations under this Agreement.

Base Salary – The amount payable to Participant as non-variable compensation for services rendered by Participant to the Company. It is determined by Company management not less frequently than annually. For purposes of calculations hereunder, Base Salary is the base salary in effect for Participant on the date of each determination of Commission.

CFO – Chief Financial Officer

Commission – Commission is the variable compensation for the Plan Year payable to Participant for Product sales to customers. It is calculated in accordance with Section V(a).

Commission Payout Factor – As defined in Section V(a)(1)

Commissionable Revenue – Commissionable Revenue is revenue earned by the Company (determined in accordance with GAAP) from sales of Products to customer accounts assigned to Participant or the Sales Team (as indicated on the Quota Assignment Statement). For purposes of this Plan, Commissionable Revenue does not include freight, interest charges, and other similar charges to customers.

Company or PCTEL – PCTEL, Inc. and its subsidiaries

EBITDA Goal – As defined in Section V

GAAP – Generally Accepted Accounting Principles in the United States of America

Individual Quota – The amount designated on the Quota Assignment Statement as the “Individual Quota assigned”

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Participant – The sales professional for whom this Plan is prepared and whose name is found on the cover page of this Plan

Plan Administrators – The CFO, Vice President-Human Resources, and Chief Executive Officer

Plan Year – January 1, 2023 through December 31, 2023

Product or Products – Hardware products, software products and services offered by the Company, including royalties, NRE, and maintenance and training services where a separate fee is paid for those services

Quota Assignment Statement – The statement in the form of Attachment A signed by the Company and Participant defining the amount of the Individual Quota, Target Commission, Adjusted EBITDA, Target Adjusted EBITDA and target total variable compensation.

Sales Team – The members of the Sales Team are Participant and any person who reports directly or indirectly to Participant

Target Commission – The Target Commission, as identified in Attachment A, is the percentage of Base Salary that Participant is anticipated to earn as Commission if Participant achieves his Individual Quota

III.
General

(a) Plan Administration. The Plan Administrators will manage the Plan. Any provision of this Plan may be amended, revised or modified upon the written agreement of the Participant and the Plan Administrators. In addition, during the Plan Year the Plan Administrators have full discretion, without the consent of the Participant, to (i) construe and interpret the terms of the Plan; (ii) determine eligibility to participate in the Plan; and (iii) determine whether Commission is payable under the Plan; provided, however, that the Plan Administrators will not unilaterally (1) increase the Individual Quota assigned or the EBITDA Goal as set forth on Attachment A, or (2) reduce the Commission Payout Factor, except to address situations that were unforeseen at the time the Plan was established. The determination of the Plan Administrators regarding any matter specified in clause (i) through (iii) above is final and binding.

(b) Termination of Employment. The final amount, if any, of Commission and Adjusted EBITDA payment due to Participant upon termination of employment is the Commission earned and the EBITDA Goal achieved, as provided in this Plan, up to and including the termination date. Subject to applicable law, the final payments under this Agreement will be made at the times set forth in Section V(a)(4) and (b)(4).

(c) Participation in Other Plans. Participant is not eligible for the 2023 short-term incentive plan offered by the Company to non-sales personnel.

IV.
Quota

(a) Individual Quota. Management and the Board of Directors determine a revenue target for the Company each year. Based upon that determination, the Plan Administrators determine an individual quota for each sales personnel. The Plan Administrators assigned Participant, as Vice President-Global Sales to whom all PCTEL sales personnel report directly or indirectly, an Individual Quota equal to the target revenue of the Company, as approved by the Board of Directors in the Company’s 2023 financial plan.

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(b) EBITDA Goal. Management and the Board of Directors also determine an Adjusted EBITDA target for the Company each year. The Plan Administrators have assigned Participant an EBITDA Goal equal to the target Adjusted EBITDA of the Company as approved by the Board of Directors in the Company’s 2023 financial plan.

(c) Modifications due to Product Discontinuation. During the Plan Year, Company may discontinue Products previously sold by the Sales Team, which may impact Participant’s ability to reach Individual Quota. For example, this can occur when a Product is discontinued as a result of insufficient sales, lack of component parts, or the sale of the business segment offering the Product. If, based upon sales of such discontinued Product in the current and/or prior fiscal year, the discontinuation of the Product could have a material effect on Participant’s ability to meet Individual Quota, the Plan Administrators will determine in good faith whether the Individual Quota should be adjusted accordingly.

V.
Variable Compensation

Participant’s variable compensation for 2023 will be comprised of two components: (i) Commission representing achievement of the Individual Quota, and (ii) Adjusted EBITDA payment which represents achievement of the EBITDA Goal.

(a) Calculation of Commission Payment.

(1) Commission Earned – Commissionable Revenue will be calculated on a year-to-date basis from invoices issued to all members of the Sales Team’s customers (as indicated on their respective Quota Assignment Statements) and will determine the percentage of Individual Quota attained. In calculating Participant’s percentage of Individual Quota attained, the amount credited to members of the Sales Team as “Incoming Orders” (whether to new or existing customers) during the Plan Year will be attributed to Participant as Commissionable Revenue when those Incoming Orders are converted to revenue in the Company’s books and records.

The “Commission Payout Factor” is determined by locating the percentage of Individual Quota attained year-to-date in the table below and identifying the corresponding Commission Payout Factor. If the Individual Quota attained falls between the listed percentages in the Commission Table, the Commission Payout Factor will be determined by interpolation (e.g., 85% Individual Quota attainment would be a 76.5% Commission Payout Factor). The Commission earned is calculated as follows:

COMMISSION PAYOUT FACTOR x TARGET COMMISSION x BASE SALARY.

Commission Table

% of Individual Quota Attained	Commission Payout Factor
0-1.99%	0%
10%	5%
20%	10%
30%	15%
40%	20%
50%	25%
60%	45%

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70%	53%
80%	72%
90%	81%
92%	92%
94%	94%
96%	96%
98%	98%
100%	100%
102%	112%
104%	114%
106%	117%
108%	119%
110%	121%
112%	123%
114%	125%
116%	128%
118%	130%
≥120%	132%

(2) Caps on Commission – There is a “cap” or upper limit on the amount of Commission that Participant may earn for the Plan Year. If Participant were to achieve Commissionable Revenue in excess of 120% of Individual Quota, which equates to a 132% Commission Payout Factor, the excess Commissionable Revenue will not result in additional Commission for Participant.

(3) Returns and Credits. In the event that a Product for which the Sales Team received credit as Commissionable Revenue is returned or the Company credited the customer’s account as though the Product was returned, the corresponding amount of Commissionable Revenue related to the returned or credited Product shall be subtracted from the Commissionable Revenue otherwise credited to the Sales Team. The amount of Commissionable Revenue will be subtracted in the period the product return or Product credit is processed and will be subtracted from Commissionable Revenue in the same manner as credit was attributed for the sale.

Further, if any customer account is greater than 90 days past the due date established by the applicable payment terms, the corresponding amount of Commissionable Revenue previously credited to the Sales Team shall be subtracted and the next Commission payment to Participant shall be adjusted accordingly. If the customer later pays for the previously unpaid Product, such Commissionable Revenue will be added back in the period in which the payment is received from the customer and will be included in the next succeeding Commission payment. No Commission will be payable for any amounts written down or written off in accordance with GAAP.

(4) Commission Payments. The amount of Commission payable to Participant will be calculated after the Company’s books are closed for the first fiscal quarter and after each calendar month thereafter. All payments to Participant of Commission will be paid not more than forty-five (45) days after the close of the applicable period. Commissions paid in prior periods of the Plan Year are deducted from the Commission payable to Participant for the year-to-date.

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(b) Calculation of Adjusted EBITDA Payment.

(1) Adjusted EBITDA Calculation. The Company’s Finance Department will calculate the year-to-date Adjusted EBITDA in accordance with its established non-GAAP procedures. The “EBITDA Payout Factor” is determined by locating the percentage of the EBITDA Goal attained in the table below and identifying the corresponding EBITDA Payout Factor. If the percentage of EBITDA Goal attained falls between the listed percentages in the Adjusted EBITDA Table, the EBITDA Goal attained will be determined by interpolation to identify the EBITDA Payout Factor. The Adjusted EBITDA payment is calculated as follows:

EBITDA PAYOUT FACTOR x TARGET ADJUSTED EBITDA (on Attachment A)

x BASE SALARY.

Adjusted EBITDA Table:

% EBITDA Goal Attained	EBITDA Payout Factor
0-1.99%	0%
10%	5%
20%	10%
30%	15%
40%	20%
50%	25%
60%	45%
70%	53%
80%	72%
90%	81%
92%	92%
94%	94%
96%	96%
98%	98%
100%	100%
102%	112%
104%	114%
106%	117%
108%	119%
110%	121%
112%	123%
114%	125%
116%	128%
118%	130%
≥120%	132%

(2) Limits on Adjusted EBITDA Payment. There is a “cap” or upper limit on the amount of the Adjusted EBITDA payment the Company will pay Participant for the Plan Year. If Adjusted EBITDA attained exceeds 120% of the EBITDA Goal, which equates to a 132% EBITDA Payout Factor, the excess Adjusted EBITDA will not result in a higher Adjusted EBITDA payment. In addition, if Participant

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achieves less than 100% of Individual Quota, then regardless of actual results, the percentage of EBITDA Goal attained is capped at 100%.

(3) Adjusted EBITDA Payments. The Adjusted EBITDA payment will be calculated after the Company’s books are closed for each fiscal quarter and will be paid not more than forty-five (45) days after the close thereof. Payments made to Participant in prior periods of the Plan Year are deducted from the amount payable to Participant for the year-to-date.

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ATTACHMENT A

PCTEL, INC.

Quota Assignment Statement

Name: Daniel Laredo

Sales Territory and/or Accounts: All sales territory and accounts assigned to the Sales Team

Individual Quota assigned: $103,400,000

EBITDA Goal: $11,400,000

Target Commission: 47% of your Base Salary

Target Adjusted EBITDA Payment: 20% of your Base Salary

Total Target Variable Compensation: 67% of your Base Salary

I acknowledge that I have read, understand and agree to the terms and conditions of the FY 2023 PCTEL, INC. Sales Compensation Plan specifically prepared for me.

/s/ DANIEL LAREDO 2/2/2023

Employee/Participant Date

/s/ DAVID NEUMANN 2/2/2023

Chief Executive Officer Date

/s/ TRICIA LANCASTER 2/2/2023

Vice President-Human Resources Date

/s/ KEVIN MCGOWAN 2/2/2023

Chief Financial Officer Date

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